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                                                                   Exhibit 10.13

                                   WORLD-WIDE
                               SERVICES AGREEMENT

Effective for the period July 1, 1993 through June 30, 1994, and subsequent fiscal years, Seagate Technology, Inc., a U.S. Corporation with principal offices in Scotts Valley, California, hereinafter referred to as STUS, and Seagate Technology International, and subsidiaries, a Cayman Island corporation with principal offices in Georgetown, Grand Cayman B.W.I., hereinafter referred to as STIC, agree as follows:

WHEREAS:

          A. An existing Service Agreement between STUS and STIC terminates on June 30, 1993;

          B. STUS and STIC manufacture and sell disc drives and disc drive components in a highly competitive and technological industry where increases in productivity and the control of costs are crucial;

          C. STUS and STIC have separate and independent management teams including marketing, technical and support staffs, but each requires similar types of marketing, technical and support expertise; and

          D. STUS and STIC desire to maintain the independent management of their respective businesses; however, they also desire to maximize efficiency and productivity and to minimize the duplication and overlap of various services and the use of third party contractors.

THEREFORE, IT IS HEREBY AGREED:

          1. That although STUS and STIC will continue to develop their management teams; each may call upon the expertise and staffs of the other upon request.

          2. That each party will strive to maximize efficiency and avoid duplication of effort by developing programs and hiring practices to attract and retain talented personnel with a view of increasing the expertise necessary to run their respective businesses, but maintaining strict control of personnel levels.

          3. That the relationship of STUS and STIC established by this Agreement is that of independent contractors, and nothing contained in the Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, principal and agent, employer and employee, co-owners or otherwise as participants in a joint undertaking, or (iii) allow one party to create or assume any obligation on behalf of the other party for any

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               purpose whatsoever. All financial and other obligations
               associated with each party's business are the sole responsibility of that party. Each party shall be solely responsible for, and shall indemnify and hold the other party free and harmless from, any and all claims, damages or lawsuits (including attorneys' fees) arising out of the provision of services by the other party, its employees or its agents.

          4. The services performed and charges therefore shall be determined under Sections I and II below.


SECTION I - DEFINITION OF SERVICES

     Each party may perform a variety of services for the other party in accord with the objectives stated above. In general, the nature of such services will be (1) services that require a charge under Section 1.482-2T(b)(3) of
                                         ------
     the regulations under the Internal Revenue Code in the U.S. and (2) services that require no charge under Sections 1.482-2T(b)(2)(ii),
                           ---------
     1.861-8(e)(4) and 1.482-2T(b)(5) of the regulations under the Internal Revenue Code in the U.S.

SECTION II - SERVICES - CHARGE

          2.1 A charge shall be made for any service undertaken for the joint benefit of either party or for any service performed by one party exclusively for the benefit of the other. Such services may include engineering, quality assurance and other technical services, purchasing services, marketing and sales services, treasury and cash management services.

          2.2 The parties shall determine the methodology to identify the charges, i.e., interviewing personnel, reviewing department documentation and monitoring specific service requests of one of the parties, that are to be made pursuant to paragraph 2.1 above.

          2.3 STIC may share any portion of its charges with any of its subsidiaries.

SECTION III - SERVICES - NO CHARGE

          3.1 A charge shall not be made for services that are merely a duplication of a service that one of the parties already is performing. Duplication shall be determined under Sections 1.482-2T(b)(2)(ii) and 1.861-8(e)(4) of the regulations under the Internal Revenue Code in the U.S. Such services may include a variety of financial services, stewardship services, personnel services, administrative services, marketing and sales services, technical services and other support services.

          3.2 A charge shall not be made for services where the benefit to a party is indirect, remote or de minimis as determined under
               Section 1.482-2T(b)(2) of the regulations under the Internal Revenue Code in the U.S.

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          3.3  A charge shall not be made for services for certain interest expense, expenses associated with issuance of stock and maintenance of shareholder relations, and expenses of compliance with regulations or policies imposed upon one of the parties rendering the service by its government if not related to the service in question under Section 1.482-2T(b)(5) of the regulations under the Internal Revenue Code in the U.S.

SECTION IV - AMOUNT OF CHARGE FOR SERVICES

          4.1 An Arms Length charge for services described in Section II above performed by STUS shall be made in accord with Section 1.482-2T(b)(3) of the regulations under the Internal Revenue Code in the U.S. as set forth below.

               A. The Arms Length charge for all services performed by STUS shall be deemed to be equal to the costs incurred.

               B. The Arms Length charge for services performed by STIC shall be made in accord with the applicable law of the Republic of Singapore.

               C. The costs set forth in (A) above shall include direct and indirect costs as described in Section 1.482-2T(b)(4) of the regulations under the Internal Revenue Code in the U.S.

               D. The methods used in determining the costs described in (C) above shall be the method described in Section 1.482-2T(b)(6) permits the use of methods that are consistent, reasonable and in keeping with sound accounting practices, including the use of estimates and department overhead rates. However, the method of determining apportionable costs must be on the basis of full costs as opposed to incremental costs, and the ordinary prudent man rule shall be utilized in determining estimates and department overhead rates.

               E. No charge shall be made for services described in Section III above.

               F. If an individual, a team of individuals or a department performs single or integrated services as defined both in Sections II and III above, an apportionment shall be made in accord with the methods and principles described in paragraphs 4.1 (C) and (D) above.

               G. The parties shall periodically review the conclusion that the services performed under this Agreement are not an integral part of the business activity of either the provider or recipient of the services under Section 1.482-2T(b)(3) of the regulations under the Internal Revenue Code in the U.S. If the parties determine that any

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                    services being performed under this Agreement are integral, this Agreement may be modified pursuant to paragraph 7.2 below.

SECTION V - SERVICE CHARGES

          5.1 All service charges made in accord with Section IV above shall be determined and charged on a timely basis with best efforts to finalize such charges no later than on a quarterly basis. Charges in question or dispute should be submitted for review to the other party on a timely basis.

SECTION VI - PAYMENT

          6.1  IN GENERAL

               Payment in cash, debt instrument, property, or other valuable consideration shall be made on a timely basis for service charges incurred by either party, but subject to the terms of paragraphs
               6.2 through 6.6 below.

          6.2 Prior to any payment by STUS or STIC, service charges shall be netted to determine the final debtor.

          6.3 If not prohibited under local law or the business practices of either party, the debtor party (STUS or STIC) may net any amount described in paragraph 6.2 above against other amounts owed by the creditor party to the debtor party.

          6.4 If STIC is the debtor party described in paragraph 6.2 above, STIC must make payment in fact or in kind during the time frame described in Section 1.482-2T(a)(1)(iii) of the regulations under the Internal Revenue Code of the U.S. to avoid imputed interest income to STUS. STIC agrees to hold STUS harmless in the event of noncompliance with this provision.

          6.5 If STIC is the debtor party described in paragraph 6.2 above and if it is deemed appropriate under the circumstances, payment for service charges can be in the form of a dividend. For U.S. tax purposes, such a designation is consistent with payment concepts contained in closing agreements under Revenue Procedure 65-17 and
               Section 482 of the Internal Revenue Code of the U.S.

          6.6 If pursuant to paragraph 2.3 above, STIC shares any portion of its charges with any subsidiary, either STIC or such subsidiary may pay the portion of the charges related to such subsidiary to STUS.

          6.7 Any amount in dispute shall be resolved by agreement of the parties or, if necessary, submitted to arbitration.

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SECTION VII - MODIFICATION

          7.1 This contract may be modified in writing as a result of any change in the tax law or of principles contained in the opinion of the Tax Court, when issued, in the tax case between STUS and the IRS.

          7.2 This contract may be modified in the event that either STUS or STIC provides the other with services that are integral under
               Section 1.4822T(b)(3) of the regulations under the Internal Revenue Code in the U.S.

          7.3  Any oral modification of this contract shall have no effect.

SECTION VIII - TERMINATION, BREACH, FORCE MAJEURE

          8.1 This contract can be terminated by any party by giving 60 days notice prior to the commencement of any fiscal year or at any time if a substantive change in the law occurs in any jurisdiction in which the parties are engaged in a substantial business activity.

          8.2 Failure to perform any of the terms and conditions herein shall be deemed a material breach and the aggrieved party may terminate all or part of the contract by giving 60 days notice; provided, however, that a party can prevent termination if it can cure or correct any alleged breach during the 60 day period. The 60 day period shall commence on the date the breach is communicated to the offending party. Termination of this Agreement shall not prejudice any claim for damages or relieve any party from making payments due or owing.

          8.3 If any of the parties hereto shall be prevented or delayed from performing any of the obligations herein by reason of strike, threat of imminent strike, fire, flood or other act of nature, war (declared or undeclared) or insurrection or mob violence, regulation (formal or informal) of government or regulatory body, or the failure of any governmental authority to issue any permit, license or like authorization within a reasonable time after application therefor, then and only in such event, such failure to perform shall not be deemed a breach of this Agreement; provided that the party so delayed shall give notice in writing to the other party setting out the particulars of the cause thereof and the date upon which the same arose, and shall give like notice following the date upon which such cause ceased to exist. The parties also agree to use reasonable diligence to remove any cause that interferes with the performance of the terms and conditions of this contract.

SECTION IX - ASSIGNMENT

          9.1 No right or obligation herein shall be assigned by either party, except for assignments to controlled entities, without the prior written consent of the other.

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SECTION X - DOMINANT LAW

          10.1 This Agreement shall be governed and construed in accordance with the laws of the State of California, USA and the Internal Revenue Code of the United States of America, except for paragraph 4.1(B) above, which shall be governed and construed in accordance with the laws of the Republic of Singapore.

          10.2 In the event that any term or part of this Agreement is held invalid or unenforceable by a court or administrative agency having proper jurisdiction, it shall not effect the validity and enforceability of the other terms.

WITNESS WHEREOF, the parties have signed and executed this Agreement.

                                        SEAGATE TECHNOLOGY, INC.

                                        /s/ Donald L. Waite
                                        -----------------------------------
                                        June 14, 1993
                                        -----------------------------------
                                        DATE

WITNESSED

/s/ [Illegible]
--------------------------
                                        SEAGATE TECHNOLOGY INTERNATIONAL

                                        /s/ [Illegible]
                                        -----------------------------------
                                        June 28, 1993
                                        -----------------------------------
                                        DATE

WITNESSED

     /s/ C. Hathaway
--------------------------

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